Exhibit 11(b)

SECURITIES TRADING POLICY

I.	INTRODUCTION

Employees, officers, directors, consultants, contractors and agents (“Versamet Covered Persons”) of Versamet Royalties Corporation and its subsidiaries (“Versamet” or the “Corporation”) may from time to time become securityholders of the Corporation or otherwise trade or deal in or with respect to securities of the Corporation. These individuals will, from time to time, become aware of corporate developments, plans or other information that may affect the value of the Corporation’s securities, or that a reasonable investor would be likely to consider important in making an investment decision about the Corporation’s securities, before these developments, plans and information are made public. Trading in securities of the Corporation while in possession of such information before it is generally disclosed, or disclosing such information to third parties before it is generally disclosed (known as “tipping”), may expose an individual to criminal prosecution or civil lawsuits. Such action could also result in a lack of confidence in the market for the Corporation’s securities and otherwise harm the Corporation. The Corporation’s Securities Trading Policy (the “Policy”) incorporates the rules on trading and dealings in securities included in applicable securities legislation and stock exchange rules. The Corporation has established this Policy to, among other things, assist the Corporation’s personnel in complying with the prohibitions against insider trading and tipping.

The objectives of this Policy are to:

•	Educate Versamet Covered Persons about their legal obligations with respect to “insider trading” and “tipping”;
•	Foster and facilitate compliance with applicable laws to prevent transactions by Versamet Covered Persons that would not be in full compliance with legal requirements; and
•	Protect Versamet Covered Persons as well as the Corporation and its reputation in the market.

It is important that all Versamet Covered Persons review this Policy carefully. Acceptance and compliance with this Policy is mandatory. Noncompliance with this Policy is grounds for immediate dismissal or termination of any relationship with the Corporation. Failure to comply with the policies and procedures set forth below also can result in a serious violation of applicable securities laws, leading potentially to both civil and criminal penalties.

The procedures and restrictions set forth in this Policy with respect to the trading of Versamet’s securities by Versamet Covered Persons present only a general framework within which Versamet Covered Persons may purchase and sell securities or otherwise deal in or with respect to securities of Versamet without violating applicable securities laws. Versamet Covered Persons have the ultimate responsibility for complying with applicable securities laws.

The Corporation’s Board of Directors (the “Board”) will designate one or more individuals from time to time as an administrator of this Policy (each, an “Administrator”). As of the date hereof, the designated Administrator is the General Counsel of the Corporation.

II.	APPLICATION OF THIS POLICY

This Policy applies to all Versamet Covered Persons as well as (a) their family members (including an adult interdependent partner) residing in the same home as the Versamet Covered Persons, (b) any dependent children and (c) any partnerships, trusts, estates, corporations, RRSP’s and similar entities over which any of the aforementioned persons, directly or indirectly, exercises control or direction.

III.	PRIVILEGED/NON-PUBLIC MATERIAL INFORMATION

Versamet Covered Persons are generally prohibited from trading in securities or recommending/encouraging others to trade while in possession of Subject Information (as defined below).

“Subject Information” means any information, fact, event, circumstances or change in the activities, business or property of the Corporation that has not been generally disclosed to the public and that results in, or would reasonably be expected to result in, a significant effect in the market price or value of the securities of the Corporation; it also means any information that would reasonably be expected to have a significant influence on any reasonable investor’s decision to buy, sell or hold securities of the Corporation. A non-exhaustive list of information that could constitute privileged information are set out in Schedule B attached hereto.

Subject Information is typically considered to be “generally disclosed” when it has been publicly disclosed in a manner calculated to effectively reach the marketplace and public investors have been given a reasonable amount of time to analyze the information. Disclosure of this information will most often occur by way of press release but may be disclosed by other means.

Under this Policy, all references to “trading in securities” of the Corporation include:

a.

any sale or purchase of securities of the Corporation, provided that the exercise of stock options or settlement of other awards, if applicable, granted under the Corporation’s equity compensation plan(s) will not be considered to be a trade to which this Policy applies (unless such exercise of options occurs on a “cashless” basis), but any sale of shares received pursuant to such exercise or settlement (including to fund any related tax obligations) will constitute a trade to which this Policy applies; and

b.

any derivatives-based or other transaction, agreement, arrangement or understanding, or material amendment or termination thereof, that has the effect of altering Versamet Covered Person’s economic exposure to the Corporation and would be required to be reported in accordance with applicable laws or regulations (including National Instrument 55-104 – Insider Reporting Requirements and Exemptions, Part 7 and Part 15 of the Securities Act (British Columbia) and the guidance in Staff Notice 55-312 – Insider Reporting Guidelines for Certain Derivative Transactions (Equity Monetization)).

Subject to Subsection VII of this Policy, which requires that certain executives of the Corporation pre-clear all trades in securities of the Corporation, it is the responsibility of each Versamet Covered Persons contemplating a trade in securities of the Corporation to determine prior to such trade whether he or she is aware of any information that constitutes Subject Information. If in doubt, the individual should consult with the Administrator.

IV.	RESTRICTIONS AFFECTING ALL VERSAMET COVERED PERSONS
A.	PROHIBITION ON INSIDER TRADING

Versamet Covered Persons with the knowledge of Subject Information must not trade in securities of the Corporation until:

a.

completion of one full trading day after the Subject Information is first publicly disclosed (e.g., by press release) in a manner calculated to effectively reach the marketplace (for example if public disclosure is made before the commencement of trading on day 1, the prohibition applies until the commencement of trading on day 2, while if public disclosure is made after the commencement of trading on day 1 (including after the end of trading on day 1), the prohibition applies until the commencement of trading on day 3); or

b.	the Subject Information ceases to be material and the Versamet Covered Persons are so advised by the Administrator (e.g. a potential transaction that was the subject of the information is abandoned).

In addition, Versamet Covered Persons must not make any trades in securities of the Corporation during the blackout periods described in Section V of this Policy.

B.	PROHIBITION AGAINST SPECULATING, SHORT-SELLING AND HEDGING

Certain types of trades in securities of the Corporation by Versamet Covered Persons can raise particular concerns about potential breaches of applicable securities law or that the interests of the persons making the trade are not aligned with those of the Corporation. Versamet Covered Persons are therefore prohibited at any time from, directly or indirectly, undertaking any of the following activities:

a.

speculating in securities of the Corporation, which may include buying with the intention of quickly reselling such securities, or selling securities of the Corporation with the intention of quickly buying such securities (other than in connection with the acquisition and sale of shares issued under the Corporation’s equity compensation plan(s) or any other Corporation benefit plan or arrangement);

b.

buying the Corporation’s securities on margin or holding Corporation securities in a margin account (since such securities could be sold without the account holder’s “consent” in the event of a margin call);

c.	short selling a security of the Corporation or any other arrangement that results in a gain only if the value of the Corporation’s securities declines in the future;
d.	selling a “call option” giving the holder an option to purchase securities of the Corporation;
e.	buying a “put option” giving the holder an option to sell securities of the Corporation; and
f.

purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in the market value of securities of the Corporation (or equivalents such as share units, the value of which is derived from equity securities of the Corporation) held, directly or indirectly, by such Versamet Covered Persons, including equity securities granted as compensation.

C.	PROHIBITIONS AGAINST TIPPING AND RECOMMENDING

Versamet Covered Person are prohibited from communicating Subject Information to any person (including a spouse, child, parent, sibling or other relative or friend of the Versamet Covered Person), unless such disclosure is:

a.	in the necessary course of the Corporation’s business;
b.	compelled by law; or
c.	otherwise, made in accordance with the Corporation’s disclosure practices.

In order for Versamet Covered Person to be permitted to communicate Subject Information in the necessary course of the Corporation’s business:

a.	the disclosing Versamet Covered Person must ensure that the person receiving such information:
i.

must first enter into a confidentiality agreement in favour of the Corporation (which should contain, among other things, an acknowledgement by the recipient of the requirements of applicable securities laws relating to such recipient trading securities with knowledge of a material fact or material change in respect of the Corporation that has not been generally disclosed and to such recipient disclosing information to another person or company such material fact or material change); or

ii.

understands their legal obligations with respect to Subject Information and there must be no ground for the disclosing Versamet Covered Person to believe that the Subject Information will be used or disclosed contrary to applicable law by the person receiving such information; and

b.	the disclosure must be made pursuant to the proper performance by such Versamet Covered Person of their duties on behalf of the Corporation.

Subject to the above, Subject Information is to be kept strictly confidential by all Versamet Covered Person until after it has been generally disclosed to the public. Discussing Subject Information within the hearing of, or leaving it exposed to, any person who has no need to know is to be avoided at all times.

Versamet Covered Person with knowledge of Subject Information shall not recommend or encourage any other person to trade in the securities of the Corporation, regardless of whether the Subject Information is specifically communicated by Versamet Covered Person to such person.

If any Versamet Covered Person has any doubt with respect to whether any information is Subject Information or whether disclosure of Subject Information, or recommending or encouraging trading in Corporation securities, is in the necessary course of business, the individual should contact the Administrator.

D.	SECURITIES OF OTHER COMPANIES

In the course of the Corporation’s business, Versamet Covered Person may obtain information about another publicly-traded issuer that has not been generally disclosed by that other issuer to the public, including such an issuer in respect of which the Corporation is considering or evaluating whether, or proposing, to (a) make a take-over bid, (b) become a party to a reorganization, amalgamation, merger, arrangement or similar business combination or (c) acquire a substantial portion of the property. The restrictions set out in this Policy apply to all Versamet Covered Person with respect to trading in the securities of another issuer while in possession of such information, communicating such information to any person, and recommending or encouraging any person to trade in securities of such other publicly-traded issuer, whether such issuer’s securities are publicly-traded within Canada or otherwise.

E.	STANDING ORDERS OR DISCRETIONARY AUTHORITY

In order to avoid inadvertent conflict with this Policy and contravention of applicable securities laws, Versamet Covered Persons should not place standing orders (e.g., “limit” orders) with a broker to trade in Corporation securities, unless such instructions are made in compliance with securities laws and guidance concerning automatic trading plans and the applicable Versamet Covered Person has informed the Corporation of any such automatic trading plan prior to its implementation. Standing orders leave Versamet Covered Person without any control over the timing of the transaction, which could be executed by the broker when the Versamet Covered Person is aware of Subject Information. Similarly, Versamet Covered Person are also cautioned not to provide others (such as brokers) with discretion to make purchases or dispositions of Corporation securities on behalf of Versamet Covered Person, as for securities law purposes such trades are considered to be those of the Versamet Covered Person.

V.	BLACK-OUTS

Periodic and other black-out restrictions may be imposed on the officers, directors and specified employees of the Corporation (the “Blacked-out Persons”).

The black-out restrictions prohibit Blacked-out Persons from trading (which includes pledging Versamet securities as a security interest) in:

a.	any securities of Versamet,
b.	exercising stock options, or
c.	trading in or making elections with respect to deferred share units, performance stock units or restricted stock units or others specified securities-based incentive plans,

during the period commencing either: (a) one calendar week before the scheduled release of Versamet’s quarterly financial statements (“Quarterly Report”); or (b) two calendar weeks before the scheduled release of Versamet’s annual financial statements (“Annual Financial Statements”) and ending at the opening of the market after the first full trading day following the date of the public disclosure of the financial results for a fiscal quarter or fiscal year or date on which the Quarterly Report or Annual Financial Statements are released if no press release is disseminated (the “Black-out Period”); provided that such trading restriction is not applicable to purchases of common shares of Versamet under any Employees Share Purchase Plan (a “Share Purchase Plan”) or an automatic dividend plan or a dividend reinvestment plan (a “DRIP”) that could be implemented by the Corporation. Versamet is also restricted from granting equity-based incentive awards (i.e. stock options, deferred share units, performance stock units or restricted stock units or others specified securities-based incentive plans) during a Black-out Period. Any equity based incentive awards that are scheduled to expire during a Black-out Period will automatically be extended: (i) in accordance with the terms of the applicable securities-based incentive plans, or (ii) if such applicable securities-based incentive plans is silent on the treatment of awards that are scheduled to expire during a Black-out Period, for a period of ten business days after the last day of the applicable Blackout Period.

Additionally, the Corporation may from time to time, at any time it deems appropriate, determine that there may be undisclosed Subject Information concerning the Corporation that makes it inappropriate for specified individuals to trade in securities of the Corporation or in the securities of any other publicly-owned company under special circumstances. In such circumstances, the Corporation may deem it appropriate to apply an extraordinary Black-Out Period by issuing notice instructing these specified individuals not to trade in the securities of the Corporation or in the securities of any other publicly-owned company under special circumstances, until further notice; provided that the foregoing is not applicable to any acquisition of securities pursuant to the Share Purchase Plan or the DRIP.

VI.	OBLIGATION OF INSIDERS TO FILE INSIDER REPORTS

The directors and certain senior officers of the Corporation are “Reporting Insiders” under applicable Canadian securities legislation. If you are uncertain as to whether you are a Reporting Insider, you should contact the Administrator.

Under applicable Canadian securities legislation, a person or corporation who becomes a Reporting Insider of the Corporation must file an insider report within ten (10) calendar days of the date of becoming a Reporting Insider. An insider report should be completed and filed immediately disclosing the Insider’s holdings of any securities of the Corporation including, common shares, preferred shares, options, convertible debentures and awards granted under the Corporation’s incentive plans, the value of which are derived from the Corporation’s common shares. In addition, a Reporting Insider whose direct or indirect beneficial ownership of or control or direction over securities of the Corporation changes, must file an insider report of the change within five (5) calendar days of the date of the change. For example, an insider report must be filed upon the exercise or vesting/pay-out, as applicable, cancellation or expiry of options or other incentive awards. Certain exemptions from the requirement to file within five (5) days apply to automatic share purchase plans and specified issuer grants where annual summary reports are filed.

All insider reports must be filed electronically pursuant to the system for electronic disclosure by insiders (“SEDI”) via the Internet website at www.sedi.ca.

Every Reporting Insider is required to complete an insider profile by completing the on-line form on the SEDI website. This insider profile will request information regarding the Reporting Insider including the Reporting Insider’s name, address and telephone number, names of the entities for which the individual is an Insider.

It is each Reporting Insider’s personal responsibility to ensure that all requisite insider trading reports are filed with the appropriate securities commissions within the statutory time limits described above.

In addition to the above reporting requirements, Reporting Insiders shall report all trades to the Administrator by delivering a copy of the insider trading report filed with the applicable securities commissions at the time of such filing by email. The Administrator will maintain a register of Reporting

Insider security positions in the Corporation. Reporting Insiders must report all changes to the Administrator, and not just the net result of changes, but details of each change in a series of changes, within five (5) calendar days. Reporting Insiders must disclose ownership and the type of securities of the Corporation held and any grant or exercise of options or other awards of under the Corporation’s securities-based incentive plans must also be updated. Transfers of securities held by a Reporting Insider in the name of an agent, nominee or custodian by a Reporting Insider must also be reported.

The Corporate Secretary of the Corporation will assist any Reporting Insider in the preparation and filing of insider reports upon request.

VII.	PRE-CLEARANCE OF TRADES

To assist each of the Versamet Covered Persons specified below in avoiding any trade in securities of the Company that may contravene or be perceived to contravene applicable securities laws, these individuals are encouraged to notify, and obtain written (includes email) pre-clearance from, the Administrator of any proposed trade of securities of the Corporation before effecting the trade in order to confirm that there is no Subject Information:

a.

Versamet Covered Person who are “Reporting Insiders” of the Company (as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions) (i.e., Versamet Covered Person who are required to report their insider trading activities on the electronic filing system known as SEDI);

b.	any employee who reports directly to the Chief Executive Officer or Chief Financial Officer; and
c.	an individual that is notified by the Administrator that the individual’s trades in securities of the Company will be subject to pre-clearance in accordance with this Policy.

Notification is encouraged not only for trades by the foregoing Versamet Covered Person, but also for any proposed trades by any other person if such Versamet Covered Person has control or direction over such securities (for example, if such Versamet Covered Person has the authority to direct the sale or acquisition of Company securities by a personal holding company, spouse or minor children).

VIII.	ENFORCEMENT AND POTENTIAL CIVIL AND CRIMINAL PENALTIES

All Versamet Covered Persons will be provided, from time to time, with a copy of this Policy. All Versamet Covered Persons must comply at all time with the present Policy.

The consequences of any activity prohibited by this Policy or otherwise failing to comply with this Policy can be severe and may give rise to disciplinary measures up to and including dismissal for a serious reason (cause), as well as legal sanctions such as fines and criminal sanctions.

IX.	EFFECTIVE DATE OF THIS POLICY

This Policy was adopted by the Board effective May 20, 2025.

SCHEDULE A - INSIDER TRADING QUICK REFERENCE LIST

DO NOT TRADE OR RECOMMEND/ENCOURAGE OTHERS TO TRADE IN SECURITIES OF VERSAMET OR OF ANOTHER PUBLIC COMPANY WHEN YOU:

•	know of any Subject Information about Versamet which has not been generally disclosed and disseminated to the public;
•

know of any Subject Information about another public company which has not been generally disclosed and disseminated to the public and you learned of such Subject Information because of your business or dealings with Versamet or otherwise;

•	have received notice that you are subject to a Black-out Period; or
•	have received any other notice from the Corporation that you cannot trade in securities.

SCHEDULE B - COMMON EXAMPLES OF SUBJECT INFORMATION

•	Changes in share ownership that may affect control of the Corporation;
•	Agreements or arrangements for joint ventures;
•	Major reorganizations, arrangement, amalgamations or merger;
•	Takeover bids, issuer bids or insider bids on the Corporation’s securities;
•	Public or private sale of additional securities of the Corporation;
•	Planned repurchases or redemptions of securities;
•	Planned splits of common shares or offerings of warrants or rights to buy shares;
•	Any share consolidation, share exchange, or stock dividend;
•	Changes in the Corporation’s dividend payments or policies;
•	The possible initiation of a proxy fight;
•	Material modification to rights of security holders;
•

Earnings and other financial results, including a significant increase or decrease in near-term earnings prospects, unexpected changes in financial results for any periods or shifts in financial circumstances, such as cash flow reductions, major asset write- offs or write-downs;

•	Changes in the value or composition of the Corporation’s assets;
•	Any material change in the Corporation’s accounting policy;
•	Material changes to the Corporation’s assets;
•	Any development that affects the Corporation’s technology, products or markets;
•	A significant change in capital investment plans or corporate objectives;
•	Major labour disputes or significant disputes with major contractors, suppliers or customers;
•	Significant new contracts, products, patents or services or significant losses of contracts or business;
•	Change to the board of directors or executive management, including the departure of the company’s Chief Executive Officer or Chief Financial Officer;
•	The commencement of, or developments in, material legal proceedings or regulatory matters;
•	Waivers of corporate ethics and conduct rules for officers, directors and other key employees;
•	Any notice that reliance on a prior audit is no longer permissible;
•	De-listing of the Corporation’s securities or their movement from one quotation system or exchange to another;
•	Acquisitions or dispositions of material assets, property or joint venture interests;
•	Acquisitions of other companies, including a take-over bid for, or merger with, another company;
•	The borrowing or lending of a significant amount of money;
•	Any mortgaging or encumbering of the Corporation’s assets;
•	Defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors;
•	Changes in rating agency decisions; and
•	Significant new credit arrangements.

THE FOREGOING EXAMPLES SHOULD NOT BE CONSIDERED AS AN EXHAUSTIVE OR DETERMINATIVE LIST AS TO WHAT CONSTITUTES SUBJECT INFORMATION. EACH VERSAMET COVERED PERSON IS INDIVIDUALLY RESPONSIBLE FOR ADHERING TO THIS POLICY AND APPLICABLE SECURITIES LAWS.